Exhibit 4.1

WARRANT AGREEMENT

WARRANT AGREEMENT made as of March 1, 2011 (“Issuance Date”), between Palatin Technologies, Inc., a Delaware corporation, with offices at 4C Cedar Brook Drive, Cranbury, New Jersey 08512 (the “Company”), and American Stock Transfer & Trust Company, a New York limited liability trust company, with offices at 6201 15th Avenue, Brooklyn, New York 11219 (the “Warrant Agent”).

WHEREAS, the Company has sold units (“Units”), each consisting of (i) one share of common stock, par value $0.01 per share (“Common Stock”), of the Company, (ii) one Series A Warrant (collectively, the “Series A Warrants”), each whole Series A Warrant entitling the holder to purchase 0.087 of one share of Common Stock, and (iii) one Series B Warrant (collectively, the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”), each whole Series B Warrant entitling the holder to purchase 0.913 of one share of Common Stock, the Warrants being subject to adjustment as described herein, pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of February 24, 2011 (the “Subscription Date”), by and among the Company and Roth Capital Partners, LLC, as representative (the “Representative”) of the several underwriters named therein (the “Underwriters”); and

WHEREAS, the Company filed with the Securities and Exchange Commission (the “Commission”), a Registration Statement on Form S-1, Registration No. 333-170227 (the “Registration Statement”), for the registration, under the Securities Act of 1933, as amended (the “Act”) of the shares of Common Stock included in the Units, the Warrants, the Common Stock issuable upon exercise of the Series A Warrants (“Series A Warrant Shares”) and certain warrants to be issued to the Underwriters or their designees (the “Underwriter Warrants”) (collectively, the “Offered Securities”), and such Registration Statement was declared effective on February 23, 2011; and

WHEREAS, the Company has agreed to file with the Commission, a Registration Statement (the “Additional Registration Statement”), for the registration, under the Act of the Common Stock issuable upon exercise of the Series B Warrants (“Series B Warrant Shares” and, together with the Series A Warrant Shares, the “Warrant Shares”) and the shares of Common Stock issuable upon the exercise of the Underwriter Warrants (the “Underwriter Warrant Shares” and, together with the Series B Warrant Shares, the “Delayed Exercise Warrant Shares”)(the Series B Warrants and the Underwriter Warrants, together, the “Delayed Exercise Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.  Except as otherwise defined herein, capitalized terms used in this Agreement shall have the respective meanings set forth in Section 14.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.           Appointment of Warrant Agent.  The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Warrant Agreement.

2.           Warrants.

2.1           Form of Warrant.  Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto for Series A Warrants and Exhibit B for Series B Warrants, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or Chief Executive Officer and Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.  All of the Warrants shall initially be represented by one or more book-entry certificates (each a “Book-Entry Warrant Certificate”).

2.2.           Effect of Countersignature.  Unless and until countersigned by the Warrant Agent pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3.           Registration.

2.3.1.           Warrant Register.  The Warrant Agent shall maintain books (“Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants.  Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.  Except as provided in this Section 2.3.1, all of the Warrants shall initially be represented by one or more Book-Entry Warrant Certificates deposited with the Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., a nominee of the Depository. Ownership of beneficial interests in the Book-Entry Warrant Certificates shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by the Depository or its nominee for each Book-Entry Warrant Certificate; (ii) by institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”); or (iii) directly on the book-entry records of the Warrant Agent with respect only to owners of beneficial interests that represent such direct registration.

If the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement within ten (10) days after the Depository ceases to make its book-entry settlement available.  In the event that the Company does not make alternative arrangements for book-entry settlement within ten (10) days, or the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive Warrant Certificates in physical form evidencing such Warrants.

At the request of any initial purchaser of Warrants, the Warrant Agent shall deliver to such purchaser definitive Warrant Certificates in physical form, registered in the name of such purchaser, evidencing the Warrants purchased by such initial purchaser.

All definitive Warrant Certificates shall be in substantially the form annexed hereto as Exhibit A, in the case of Series A Warrants, and Exhibit B, in the case of Series B Warrants.

2.3.2.           Beneficial Owner; Registered Holder.  The term “beneficial owner” shall mean any person in whose name ownership of a beneficial interest in the Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depository or its nominee.  Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.  Any reference herein to the term holder or registered holder shall include a beneficial owner who has received definitive Warrant Certificates registered in its name.

2.4.           Detachability of Warrants.  The securities comprising the Units will be issued separately and will be separately transferable immediately upon issuance.

2.5           Uncertificated Warrants.  Notwithstanding the foregoing and anything else herein to the contrary, the Warrants may be issued in uncertificated form.

3.           Terms and Exercise of Warrants.

3.1.           Exercise Price.  Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the exercise price specified in such Warrant, subject to the adjustments provided in Section 4 hereof.  The term “Exercise Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised.

3.2.           Duration of Warrants.  A Warrant may be exercised only during the exercise period (the “Exercise Period”) commencing on the date specified in the form of Warrant and terminating at the time and date specified in the form of Warrant (the “Expiration Date”).  Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date.

3.3.           Exercise of Warrants.

3.3.1.           Exercise and Payment.  A registered holder may exercise a Warrant by delivering, not later than 5:00 P.M., New York time, on any Business Day during the Exercise Period (the “Exercise Date”) to the Warrant Agent at its corporate trust department (i) the Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) free on the records of the Depository to an account of the Warrant Agent at the Depository designated for such purpose in writing by the Warrant Agent to the Depository from time to time, (ii) an election to purchase the Warrant Shares underlying the Warrants to be exercised (the “Election to Purchase”), properly completed and executed by the registered holder on the reverse of the Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depository’s procedures, and (iii), except as provided in 3.3.8, the Exercise Price for each Warrant to be exercised in lawful money of the United States of America by certified or official bank check or by bank wire transfer in immediately available funds.

If any of (A) the Warrant Certificate or the Book-Entry Warrants, (B) the Election to Purchase, or (C) the Exercise Price therefor, is received by the Warrant Agent after 5:00 P.M., New York time, on the specified Exercise Date, the Warrants will be deemed to be received and exercised on the Business Day next succeeding the Exercise Date.  If the date specified as the Exercise Date is not a Business Day, the Warrants will be deemed to be received and exercised on the next succeeding day that is a Business Day. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the holder or Participant, as the case may be, as soon as practicable.  In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Warrants. The validity of any exercise of Warrants will be determined by the Company in its reasonable discretion.  The Warrant Agent shall notify a holder of any purported invalidity of any exercise of Warrants.

The Warrant Agent shall deposit all funds received by it in payment of the Exercise Price in the account of the Company maintained with the Warrant Agent for such purpose and shall advise the Company at the end of each day on which funds for the exercise of the Warrants are received of the amount so deposited to its account.  The Warrant Agent shall promptly confirm such telephonic advice to the Company in writing.

3.3.2.           Issuance of Certificates.  The Warrant Agent shall, by 11:00 A.M. New York Time on the Business Day following the Exercise Date of any Warrant, advise the Company and the transfer agent and registrar in respect of (a) the Warrant Shares issuable upon such exercise as to the number of Warrants exercised in accordance with the terms and conditions of this Agreement, (b) the instructions of each registered holder or Participant, as the case may be, with respect to delivery of the Warrant Shares issuable upon such exercise, and the delivery of definitive Warrant Certificates, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, (c) in case of a Book-Entry Warrant Certificate, the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise and (d) such other information as the Company or such transfer agent and registrar shall reasonably require.

The Company shall, by 5:00 P.M., New York time, on the second Business Day next succeeding the Exercise Date of any Warrant, execute, issue and deliver to the Warrant Agent, the Warrant Shares to which such registered holder or Participant, as the case may be, is entitled, in fully registered form, registered in such name or names as may be directed by such registered holder or the Participant, as the case may be.  Upon receipt of such Warrant Shares, the Warrant Agent shall, by 5:00 P.M., New York time, on the third Business Day next succeeding such Exercise Date, transmit such Warrant Shares to or upon the order of the registered holder or Participant, as the case may be.

In lieu of delivering physical certificates representing the Warrant Shares issuable upon exercise, provided the Company’s transfer agent is participating in the Depository’s Fast Automated Securities Transfer program, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Warrant Shares issuable upon exercise to the registered holder or the Participant by crediting the account of the registered holder’s prime broker with the Depository or of the Participant through its Deposit Withdrawal Agent Commission system.  The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

3.3.3.           Valid Issuance.  All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and nonassessable.

3.3.4.           Dividends.  The accrual of dividends, if any, on the Warrant Shares issued upon the valid exercise of any Warrant will be governed by the terms generally applicable to the Common Stock. From and after the issuance of such Warrant Shares, the former holder of the Warrants exercised will be entitled to the benefits generally available to other holders of Common Stock and such former holder’s right to receive payments of dividends and any other amounts payable in respect of the Warrant Shares shall be governed by, and shall be subject to, the terms and provisions generally applicable to the Common Stock.

3.3.5           No Fractional Exercise.  Warrants may be exercised only in whole numbers of Warrant Shares.  No fractional Warrant Shares are to be issued upon the exercise of the Warrant, but rather the number of Warrant Shares to be issued shall be rounded up or down, as applicable, to the nearest whole number. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate for the number of unexercised Warrants remaining shall be executed by the Company and countersigned by the Warrant Agent as provided in Section 2 of this Agreement, and delivered to the holder of this Warrant Certificate at the address specified on the books of the Warrant Agent or as otherwise specified by such registered holder. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.

3.3.6           No Transfer Taxes.  The Company shall not be required to pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of the Warrant Shares upon the exercise of Warrants; and in the event that any such transfer is involved, the Company shall not be required to issue or deliver any Warrant Shares until such tax or other charge shall have been paid or it has been established to the Company’s satisfaction that no such tax or other charge is due.

3.3.7           Date of Issuance.  Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.3.8           Optional Cashless Exercise.  Notwithstanding anything contained herein to the contrary, if a registration statement covering the issuance of Warrant Shares that are the subject of the Election to Purchase is not available (the “Unavailable Warrant Shares”), the registered holder may, in its sole discretion, exercise a Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)
        B

For purposes of the foregoing formula:

A= the total number of shares with respect to which the Warrant is then being exercised (which shall include both the number of Warrant Shares issued to the registered holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

B= the arithmetic average of the Closing Sale Prices of the shares of Common Stock for the fifteen (15) consecutive Trading Days ending on the date immediately preceding the date of the Election to Purchase (the “Fair Market Value”).

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

3.3.9           Company-Elected Conversion.

(i)           The Company shall provide to the registered holder prompt written notice of any time that the Company is unable to issue the Warrant Shares via DTC transfer (or otherwise without restrictive legend), because (A) the Commission has issued a stop order with respect to the Registration Statement, (B) the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (C) the Company has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or (D) otherwise (each a “Restrictive Legend Event”). To the extent that a Restrictive Legend Event occurs after the registered holder has exercised a Warrant in accordance with Section 3.3 but prior to the delivery of the Warrant Shares, the Company shall (i) if the Fair Market Value (as calculated above) of the Warrant Shares is greater than the Exercise Price, provide written notice to the registered holder that the Company will deliver that number of Warrant Shares to the registered holder as should be delivered in a Cashless Exercise in accordance with Section 3.3.8, and return to the registered holder all consideration paid to the Company in connection with the registered holder’s attempted exercise of a Warrant pursuant to Section 3.3.8 (a “Company-Elected Conversion”), or (ii) at the election of the registered holder to be given within five (5) days of receipt of notice of a Company-Elected Conversion, the registered holder shall be entitled to rescind the previously submitted Election to Purchase and the Company shall return all consideration paid by registered holder for such shares upon such rescission.

(ii)           If a Restrictive Legend Event has occurred and no exemption from the registration requirements is available (including, without limitation, under Section 3(a)(9) of the Act by virtue of a Cashless Exercise), the Warrant shall not be exercisable. Notwithstanding anything herein to the contrary, the Company shall not be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of the Warrant Shares. The Company shall give prompt written notice to the registered holder of any cessation of a Restrictive Legend Event (the “Re-Effectiveness Notice”). Notwithstanding anything to the contrary contained herein, the Expiration Date of the Warrant shall be extended for a period of five (5) days following receipt by the registered holder of the Re-Effectiveness Notice.

3.3.10           Rule 144.  For purposes of Rule 144 promulgated under the Securities Act, as in effect on the date hereof, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the registered holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date the Warrant was originally issued pursuant to the Underwriting Agreement.

3.3.11           Disputes.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the registered holder the number of Warrant Shares that are not disputed.

3.3.12           Limitations on Exercise.  Unless a holder advises the Representative in writing that it elects not to be subject to the terms of this Section 3.3.12 at the time it acquires Warrants from an Underwriter, a holder shall not have the right to exercise any portion of its Warrants (or otherwise be issued shares of Common Stock in respect of the Warrants) to the extent that, after giving effect to such issuance after exercise as set forth on the applicable Election to Purchase or redemption, the holder (together with the holder’s Affiliates, and any other Persons acting as a group together with the holder or any of the holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below), and by exercising or redeeming for shares any portion of its Warrants, a holder shall be deemed to represent irrevocably that such limitation is not exceeded.  Under no circumstances shall the Warrant Agent be responsible for determining when such limitations apply.  For purposes of the foregoing sentences, the number of shares of Common Stock beneficially owned by the holder and its affiliates and any such other Persons acting together as a group with the holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise or redemption of the holder’s Warrants with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise or redemption of the remaining, nonexercised portion of any Warrants beneficially owned by the holder or any of its Affiliates and (ii) exercise or conversion or redemption of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise or redemption analogous to the limitation contained herein beneficially owned by the holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 3.3.12, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 3.3.12 applies, the submission of an Election to Purchase shall be deemed to be the holder’s determination of whether the Warrants being exercised are exercisable (in relation to other securities owned by the holder together with any Affiliates) and of which portion of its Warrants is exercisable, in each case subject to the Beneficial Ownership Limitation, and neither the Company nor the Warrant Agent shall have any obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of Warrants that are not in compliance with the Beneficial Ownership Limitation.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  The “Beneficial Ownership Limitation” shall be 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon the exercise or redemption of the Warrants being exercised pursuant to an Election to Purchase or redemption.  The holder, (x) upon not less than 61 days’ prior notice to the Company and the Warrant Agent, or (y) under any agreement between the holder of the beneficial interest in the Warrants, the Company and the Warrant Agent on or prior to the date the Warrants are issued pursuant to which the beneficial holder agrees to be subject to an increased beneficial ownership limitation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3.3.12, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon the exercise of the Warrants being exercised pursuant to an Election to Purchase and the provisions of this Section 3.3.12 shall continue to apply.  Any such increase or decrease provided under clause (x) of the immediately preceding sentence will not be effective until the 61st day after such notice is delivered to the Company and the Warrant Agent and shall only be effective with respect to such holder.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.3.12 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.  For purposes of this Section 3.3.12, in determining the number of outstanding shares of Common Stock (including, without limitation, for purposes of making any representations required under this Section 3.3.12), a registered holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, or (B) a more recent public announcement by the Company that is filed with the Securities and Exchange Commission or (C) a more recent written notice by the Company or the Warrant Agent to the holder setting forth the number of shares of Common Stock outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise or redemption of securities of the Company, including Warrants, by the holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  Notwithstanding anything herein to the contrary, this provision shall not restrict the number of shares of Common Stock which a registered holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a transaction contemplated by Section 4 of this Warrant Agreement, with respect to the issuance of shares of Common Stock pursuant to Section 7.6 hereof in connection with a Fundamental Transaction described in Section 10.1(i) hereof in which the Company is not the surviving entity to the extent that the number of shares beneficially owned by the holder and its affiliates in the successor entity immediately following the consummation of such Fundamental Transaction does not exceed 9.99% of the outstanding common stock of such successor entity or to the extent the Common Stock is not deemed to constitute an “equity security” pursuant to Rule 13d-1(i) of the Exchange Act and the applicable regulations of the Securities and Exchange Commission.  This restriction may not be waived.

4.           Adjustments.

4.1           Adjustment upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Subscription Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 4.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.2           Other Events. If any event occurs of the type contemplated by the provisions of Section 4.1 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features to all holders of Common Stock for no consideration), then the Company's Board of Directors will in good faith make an adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the registered holder.

4.3.           Notices of Changes in Warrant.  Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Upon the occurrence of any event specified in Sections 4.1 or 4.2, then, in any such event, the Company shall give written notice to each registered holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.4.           No Fractional Shares.  Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants.  If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down, as applicable, to the nearest whole number the number of the shares of Common Stock to be issued to the registered holder.

4.5.           Form of Warrant.  The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Warrant Agreement.  However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5.           Transfer and Exchange of Warrants.

5.1.           Registration of Transfer.  Notwithstanding anything herein to the contrary, the Warrants may be assigned, in whole or in part, upon execution by the registered holder of an assignment in substantially the form attached to the Warrant Certificate.  The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer.  Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent.  The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2.           Procedure for Surrender of Warrants.  Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.  Upon any such registration of transfer, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee a new Warrant Certificate or Warrant Certificates of any authorized denomination evidencing in the aggregate a like number of unexercised Warrants.

5.3.           Fractional Warrants.  The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4.           Service Charges.  No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5.           Warrant Execution and Countersignature.  The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Warrant Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.           [reserved]

7.           Other Provisions Relating to Rights of Holders of Warrants.

7.1.           No Rights as Stockholder.  Except as otherwise specifically provided herein, a registered holder, solely in its capacity as a holder of a Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant Agreement be construed to confer upon a registered holder, solely in its capacity as the registered holder of a Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the registered holder of the Warrant Shares which it is then entitled to receive upon the due exercise of a Warrant. In addition, nothing contained in this Warrant Agreement shall be construed as imposing any liabilities on a registered holder to purchase any securities (upon exercise of a Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder.

7.2.           Lost, Stolen, Mutilated, or Destroyed Warrants.  If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed.  Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3.           Reservation of Common Stock.  The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Series A Warrants issued pursuant to this Warrant Agreement.  From and after the Authorized Shares Increase Date (as defined in Section 7.4), the Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Series B Warrants issued pursuant to this Warrant Agreement.

7.4           Increase in Authorized Common Stock.  Promptly following the original issuance date of the Warrants, the Company shall take all corporate action necessary to call a meeting of its stockholders (which may be its annual meeting) (the “Stockholders Meeting”), which shall occur not later than June 30, 2011, for the purpose of seeking approval of the Company’s stockholders to amend the Company’s Certificate of Incorporation to increase the Company’s authorized Common Stock from 40,000,000 shares to 100,000,000 shares (the “Increased Shares Amendment”).  In connection therewith, the Company will as soon as reasonably practicable after the Closing Date file with the Commission proxy materials (including a proxy statement and form of proxy) for use at the Stockholders Meeting and, after receiving and promptly responding to any comments of the Commission thereon, shall as soon as reasonably practicable mail such proxy materials to the stockholders of the Company.  The Company will comply with Section 14(a) of the Exchange Act and the rules promulgated thereunder in relation to any proxy statement (as amended or supplemented, the “Proxy Statement”) and any form of proxy to be sent to the stockholders of the Company in connection with the Stockholders Meeting, and the Proxy Statement shall not, on the date that the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or the Stockholders Meeting which has become false or misleading.  If the Company should discover at any time prior to the Stockholders Meeting, any event relating to the Company or RhoMed Incorporated, the Company's subsidiary, or any of their respective affiliates, officers or directors that is required to be set forth in a supplement or amendment to the Proxy Statement, in addition to the Company's obligations under the Exchange Act, the Company will promptly inform the Representative thereof.  The Company's Board of Directors shall recommend to the Company's stockholders that the stockholders vote in favor of the Increased Shares Amendment at the Stockholders Meeting and take all commercially reasonable action (including, without limitation, the hiring of a proxy solicitation firm of nationally recognized standing) to solicit the approval of the stockholders for the Increased Shares Amendment.  No later than two (2) Business Days following stockholder approval of the Increased Shares Amendment, the Company shall file with the Secretary of State of Delaware a certificate of amendment to the Company’s Certificate of Incorporation to effect the Increased Shares Amendment, which certificate of amendment shall provide that it shall become immediately effective upon filing.  The Company shall issue a press release announcing the effectiveness of the Increased Shares Amendment no later than one (one) Business Day after such filing.  The date on which the Increased Shares Amendment becomes effective is referred to herein as the “Authorized Shares Increase Date.”

In the event that the Increased Shares Amendment is not approved by the stockholders of the Company in accordance with applicable law and the requirements of the Company’s certificate of incorporation and bylaws on or before the first day of the Exercise Period of the Series B Warrants (the “Trigger Date”), the holders of the Series B Warrants shall be entitled to receive an aggregate cash payment, as liquidated damages and not as a penalty, in an aggregate amount of $2,500,000 (the “Liquidated Damages Amount”).  Not later than the close of business on the Trigger Date, the Company shall irrevocably deposit the Liquidated Damages Amount with the Warrant Agent, the Liquidated Damages Amount to be held in trust for the benefit of the holders entitled to payment thereof as provided in this paragraph.  The Warrant Agent shall fix or cause to be fixed a record date (the “Record Date”) for determining the holders of Series B Warrants entitled to payment of the Liquidated Damages Amount and a payment date (the “Payment Date”) on which the Liquidated Damages Amount is to be paid to such holders.  No Payment Date may be less than 15 days or more than 30 days after the Record Date.  At least 15 days before the Record Date, the Warrant Agent shall mail or cause to be mailed, first-class postage prepaid, to each record holder of Series B Warrants, with a copy to the Company, a notice at the holder’s address as it appears in the Warrant Agent’s books and records, setting forth the Record Date, the Payment Date and an estimate of the Per Warrant Amount (as defined in the following sentence).  On the Payment Date, the Warrant Agent shall pay to each record holder of Series B Warrants at the close of business on the Record Date (each, a “Record Holder”) an amount equal to (A) the quotient obtained by dividing (i) the Liquidated Damages Amount by (ii) the number of Series B Warrants outstanding on the Record Date (the “Per Warrant Amount”), times (B) the number of Series B Warrants held by the Record Holder as of the close of business on the Record Date.  Any such payment shall be by check payable to the order of the Record Holder unless otherwise requested by such Record Holder.

The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of the Representative.

7.5           Additional Registration Statement.  No later than five (5) Business Days after the Authorized Shares Increase Date, the Company shall file with the Commission a registration statement (which shall be on Form S-3 unless the Company is not then eligible to use Form S-3 to register the Delayed Exercise Warrant Shares) for the registration under the Securities Act of the Delayed Exercise Warrant Shares (the “Additional Registration Statement”), and it shall take such reasonable action as is necessary to qualify for sale, in those states in which the Delayed Exercise Warrants were initially offered by the Company, the Delayed Exercise Warrant Shares, provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Company would be subject to service of general process or to taxation as a foreign corporation doing business in such jurisdiction. The Company shall use its commercially reasonable efforts to cause the Additional Registration Statement to become effective as promptly as practicable and in no event later than the time that the Delayed Exercise Warrants first become exercisable in accordance with their terms and shall use its commercially reasonable efforts to maintain the effectiveness and availability of such registration statement until the earlier of (i) the expiration of the Delayed Exercise Warrants in accordance with their terms or (ii) the time no Delayed Exercise Warrants remain outstanding.  The Company shall take all commercially reasonable action to include the Delayed Exercise Warrant Shares for listing on the NYSE Amex or for listing or quotation on such exchange or trading market on which the Common Stock is then listed or quoted on or prior to the date that the Delayed Exercise Warrants first become exercisable in accordance with their terms.

Notwithstanding the provisions of this Section 7.5, the Company shall not be required to file or maintain the effectiveness of an Additional Registration Statement in the event that the Company delivers to the Representative and the Warrant Agent an opinion (in form and substance reasonably satisfactory to the Representative) of outside counsel to the Company reasonably satisfactory to the Representative to the effect that the issuance of the Delayed Exercise Warrant Shares to the holders of the Delayed Exercise Warrants is exempt from the registration requirements of the Securities Act and may be freely resold by any holder of Delayed Exercise Warrants that is not an Affiliate at the time of exercise without further registration under the Securities Act either pursuant to (i) a Cashless Exercise or (ii) an exemption from registration under the Securities Act (the “Opinion of Counsel”).  In the event that the Company determines that it does not wish to file and maintain the effectiveness of an Additional Registration Statement in compliance with the terms of this paragraph and delivers the Opinion of Counsel, no later than two (2) Business Days after the delivery of such Opinion of Counsel, the Company shall issue a press release announcing that it has determined not to file and maintain the effectiveness of an Additional Registration Statement, and explaining in reasonable detail the basis on which the Delayed Exercise Warrant Shares may be issued to and freely resold by holders of Delayed Exercise Warrants who are not Affiliates of the Company upon the exercise of the Delayed Exercise Warrants.

The provisions of this Section 7.5 may not be modified, amended or deleted without the prior written consent of the Representative.

7.6           Fundamental Transactions.  It shall be a condition to the Company’s entry into a Fundamental Transaction that (i) if the Successor Entity is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market, the Successor Entity assumes in writing (or remains bound by) all of the obligations of the Company under the Warrants and this Warrant Agreement, including agreements (if necessary) to deliver to each registered holder of Warrants in exchange for such Warrants a written instrument issued by the Successor Entity substantially similar in form and substance to the Warrants, including, without limitation, an exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of the Warrants (without regard to any limitations on the exercise of the Warrants) prior to such Fundamental Transaction and (ii) if the Successor Entity is not a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market, the Successor Entity assumes in writing (or remains bound by) all of the obligations of the Company under the Warrants and this Warrant Agreement pursuant to written agreements, including (if necessary) agreements to deliver to each holder of Warrants in exchange for such Warrants a written instrument issued by the Successor Entity substantially similar in form and substance to the Warrants exercisable for the consideration that would have been issuable in the Fundamental Transaction in respect of the Warrant Shares had the Warrants been exercised immediately prior to the consummation of the Fundamental Transaction.

At least thirty (30) days prior to the consummation of any Fundamental Transaction, but, in any event, on the first to occur of (x) the date of the public announcement of such Fundamental Transaction if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the public announcement of such Fundamental Transaction if such announcement is made on and after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via facsimile and overnight courier to the registered holders (a “Fundamental Transaction Notice”).  At any time during the period beginning after the holder’s receipt of a Fundamental Transaction Notice and ending five (5) Trading Days prior to the consummation of such Fundamental Transaction (the “Early Termination Period”), the registered holder may require the Company to redeem (an “Early Termination Upon Fundamental Transaction”) all or any portion of the Warrant by delivering written notice thereof (“Fundamental Transaction Early Termination Notice”) to the Company, which Fundamental Transaction Early Termination Notice shall indicate the portion of the principal amount (the “Early Termination Principal Amount”) of the Warrant that the registered holder is electing to have redeemed. The portion of the Warrant subject to early termination pursuant to this Section 7.6 (the “Redeemable Shares”), shall be redeemed by the Company at a price (the “Fundamental Transaction Warrant Early Termination Price”) payable (x) in the case of (i) a Cash-Out Fundamental Transaction, (ii) a Mixed Fundamental Transaction to the extent of the percentage of the cash consideration in the Mixed Fundamental Transaction (determined in accordance with the definition of Mixed Fundamental Transaction below), (iii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act or (iv) a Fundamental Transaction involving a person or entity not traded on an Eligible Market, other than a merger in connection with a bona fide acquisition by the Company of any Person in which (x) the gross consideration paid, directly or indirectly, by the Company in such acquisition is not greater than 45% of the Company’s market capitalization as calculated on each of (1) the date of the public announcement of such merger and (2) the date of the consummation of such merger and (y) such merger does not contemplate any change to the identity of the board of directors of the Company or any of the members of the senior management of the Company, including, without limitation, the chief executive officer and the chief financial officer of the Company, in cash equal to the Black-Scholes Value of the Redeemable Shares and (y) in the case of all other Fundamental Transactions and in the case of a Mixed Fundamental Transaction to the extent of the percentage of the consideration represented by securities of a Successor Entity in the Mixed Fundamental Transaction, in a number of shares of Common Stock equal to the Black Scholes Value of the Redeemable Shares divided by 95% of the closing price of the Common Stock on the principal securities exchange or other securities market on which Common Stock is traded on the Trading Day immediately preceding the date on which the applicable Fundamental Transaction is consummated.

Following the receipt of a Fundamental Transaction Early Termination Notice, the Company shall not effect a Fundamental Transaction unless it shall first place into an escrow account with an independent escrow agent, at least three (3) business days prior to the closing date of the Fundamental Transaction (the “Fundamental Transaction Escrow Deadline”), an amount of cash or securities, as the case may be, equal to the Fundamental Transaction Warrant Early Termination Price.  Concurrently upon closing of such Fundamental Transaction, the Company shall pay or shall instruct the escrow agent to pay the Fundamental Transaction Warrant Early Termination Price.  For purposes of determining the amount required to be placed in escrow pursuant to the provisions of this paragraph and without affecting the amount of the actual Fundamental Transaction Warrant Early Termination Price, the calculation of the price referred to in clause (i) of the definition of Black Scholes Value with respect to Closing Sale Price shall be determined based on the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date that the funds are deposited with the escrow agent.

Following the receipt of a Fundamental Transaction Early Termination Notice from the holder, in the event that the Company attempts to consummate a Fundamental Transaction without placing the Fundamental Transaction Warrant Early Termination Price in escrow in accordance with the provisions above or without payment of the Fundamental Transaction Warrant Early Termination Price to the registered holder prior to consummation of such Fundamental Transaction, the registered holder shall have the right to apply for an injunction in any state or federal courts sitting in the City of New York, borough of Manhattan to prevent the closing of such Fundamental Transaction until the Fundamental Transaction Warrant Early Termination Price is paid to the registered holder.

Notwithstanding anything to the contrary in this Section 7.6, until the Fundamental Transaction Warrant Early Termination Price is paid in full, the Warrant may be exercised, in whole or in part, by the registered holder into shares of Common Stock and any Warrants not so exercised or subject to an early termination pursuant to a Fundamental Transaction Early Termination Notice shall be subject to assumption in accordance with the first sentence of this Section 7.6.  The parties hereto agree that in the event of the Company’s early termination of any portion of the Warrants under this Section 7.6, the holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the holder.  Accordingly, any premium due under this Section 7.6 is intended by the parties to be, and shall be deemed, a reasonable estimate of the holder’s actual loss of its investment opportunity and not as a penalty.

The provisions of this Section 7.6 may not be modified, amended or deleted without the prior written consent of the Representative.

7.7           Delivery of Prospectus or Notice.  Upon the exercise of Warrant, if the Company requests, the Warrant Agent shall deliver to the holder of such Warrant, prior to or concurrently with the delivery of the Warrant Shares issued upon such exercise, in accordance with the Company’s request, either (a) a prospectus relating to the Warrant Shares deliverable upon exercise of Warrants and complying in all material respects with the Act, or (ii) the notice referred to in Rule 173 under the Act.

7.8           Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants or this Warrant Agreement, and will at all times in good faith carry out all the provisions of the Warrants and this Warrant Agreement. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of the Warrants above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of the Warrants, (iii) shall, so long as the Series A Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Series A Warrants, 100% of the number of shares of Common Stock issuable upon exercise of the Warrants then outstanding (without regard to any limitations on exercise), and (iv) from and after the Authorized Shares Increase Date shall, so long as the Series B Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Series B Warrants, 100% of the number of shares of Common Stock issuable upon exercise of the Warrants then outstanding (without regard to any limitations on exercise).

8.           Concerning the Warrant Agent and Other Matters.

8.1.           Payment of Taxes.  The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2.           Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1.           Appointment of Successor Warrant Agent.  The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company.  If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent.  If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost.  Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority.  After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2.           Notice of Successor Warrant Agent.  In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3.           Merger or Consolidation of Warrant Agent.  Any corporation into which the Warrant Agent may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the business of the Warrant Agent, shall be the successor Warrant Agent under this Warrant Agreement without any further act.

8.3.           Fees and Expenses of Warrant Agent.

8.3.1.           Remuneration.  The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2.           Further Assurances.  The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

8.4.           Liability of Warrant Agent.

8.4.1.           Reliance on Company Statement.  Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent.  The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

8.4.2.           Indemnity.  The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith.  The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith.

8.4.3.           Exclusions.  The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

8.5.           Acceptance of Agency.  The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

8.6           Limitation on Liability of the Warrant Agent.  In no event shall the Warrant Agent have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.  The Warrant Agent’s liability arising out of or in connection with this Agreement shall not exceed the aggregate amount of all fees (excluding expenses) paid or payable under this Agreement in the twelve month period immediately preceding the date of the first event giving rise to liability.

9.           Miscellaneous Provisions.

9.1.           Successors.  All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2.           Notices.  Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Palatin Technologies, Inc.
4C Cedar Brook Drive
Cranbury, New Jersey 08512
Attn:  Stephen T. Wills, Executive Vice President – Operations and
Chief Financial Officer

and:

Thompson Hine LLP
335 Madison Avenue
New York, New York 10017
Attn:  Faith L. Charles, Esq.

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219

Attn:  Administration

with a copy in each case to:

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219
Attn:  General Counsel
and:

Roth Capital Partners, LLC
24 Corporate Plaza
Newport Beach, California 92660
Attn:  Head of Equity Capital Markets

and:

         Lowenstein Sandler PC
         65 Livingston Avenue
         Roseland, NJ 07068
         Attn:  John D. Hogoboom

9.3.           Applicable law.  The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum.  Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof.  Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4.           Persons Having Rights under this Warrant Agreement.  Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders and beneficial owners of the Warrants and, for purposes of Sections 3.3, 7.4, 7.5, 9.3 and 9.8, the Underwriters, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.  The Underwriters shall be deemed to be express third-party beneficiaries of this Warrant Agreement with respect to Sections 3.3, 7.4, 7.5, 9.3 and 9.8 hereof.  The registered holders and beneficial owners shall be deemed to be express third party beneficiaries of this Warrant Agreement.  All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and the registered holders and beneficial owners (and the Underwriters with respect to the Sections 3.3, 7.4, 7.5, 9.3 and 9.8 hereof) and their successors and assigns and of the registered holders of the Warrants.

9.5.           Examination of the Warrant Agreement.  A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant.  The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6.           Counterparts.  This Warrant Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7.           Effect of Headings.  The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

9.8           Amendments.  All modifications or amendments of this Warrant Agreement shall require the written consent of the Representative and the registered holders of a majority of the then outstanding Warrants.

9.9           Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.10           Assignment.  The Warrant Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to an Affiliate, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Warrant Agent’s assets or business without the prior written consent of the Company.

10.           Certain Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

10.1           “Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

10.2           “Black Scholes Value” means the value of the unexercised portion of a Warrant remaining on the date of the holder’s request pursuant to Section 7.6, which value is calculated without taking into consideration the Beneficial Ownership Limitation using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. utilizing (i) an underlying price per share equal to the greater of (1) the highest Closing Sale Price of the Common Stock during the period beginning on the Trading Day immediately preceding the public disclosure of the applicable Fundamental Transaction and ending on the Trading Day immediately preceding the consummation of the applicable Fundamental Transaction and (2) the sum of the price per share being offered in cash in the applicable Fundamental Transaction (if any) plus the value of the non-cash consideration being offered in the applicable Fundamental Transaction (if any), (ii) a strike price equal to the Exercise Price in effect on the date of the holder’s request pursuant to Section 7.6, (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the greater of (1) the remaining term of the Warrant as of the date of the holder’s request pursuant to Section 7.6 and (2) the remaining term of the Warrant as of the date of consummation of the applicable Fundamental Transaction or as of the date of the holder’s request pursuant to Section 7.6 if such request is prior to the date of the consummation of the applicable Fundamental Transaction and (iv) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg, L.P. (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the earlier to occur of (x) the public disclosure of the applicable Fundamental Transaction and (y) the consummation of the applicable Fundamental Transaction.

10.3           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to remain closed.

10.4           “Cash-Out Fundamental Transaction” means a Fundamental Transaction in which the consideration payable to holders of Common Stock in connection with the Fundamental Transaction consists solely of cash.

10.5           “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, L.P., or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, L.P., or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, L.P., or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, L.P., the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Company. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

10.6           “Common Stock” means (i) the Company's shares of Common Stock, par value $0.01 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

10.7           “Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

10.8           “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

10.9           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

10.10           “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person (but excluding a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) an issuance or series of issuances by the Company after the date of this Warrant Agreement, but within two years and six months of the date of this Warrant Agreement, of an aggregate number of shares of Common Stock in excess of 33.3% of the Company’s outstanding Common Stock as of the date of such issuance, or (vii) the liquidation of the Company.

10.11           “Mixed Fundamental Transaction” means a Fundamental Transaction (other than a transaction described in clause (x)(iv) of the second paragraph of Section 7.6) in which the consideration payable to the shareholders of the Company consists partially of cash and partially of securities of a Successor Entity.  The percentage of consideration represented by securities of such Successor Entity shall be equal to the percentage that the value of the aggregate anticipated number of shares of the Successor Entity to be issued to holders of Common Stock of the Company represents in comparison to the aggregate value of all consideration, including cash consideration, in such Mixed Fundamental Transaction, as such values are set forth in any definitive agreement for the Mixed Fundamental Transaction that has been executed at the time of the first public announcement of the Fundamental Transaction or, if no such value is determinable from such definitive agreement, based on the closing market price for shares of the Successor Entity on its principal securities exchange on the Trading Day preceding the first public announcement of the Mixed Fundamental Transaction.

10.12           “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

10.13           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

10.14           “Principal Market” means The NYSE Amex.

10.15           “Successor Entity” means the Person (or, if so elected by the registered holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the registered holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

10.16           “Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

PALATIN TECHNOLOGIES, INC.

By:   s/ Stephen T. Wills
Name: Stephen T. Wills
Title:  Executive Vice President Operations and Chief Executive Officer

AMERICAN STOCK TRANSFER &
TRUST COMPANY, LLC

     By:   s/   Karishma P. Kadian     _
 Name:  Karishma P. Kadian
 Title:  Counsel